AMENDMENT TO THE

PHILLIPS-VAN HEUSEN CORPORATION ASSOCIATES INVESTMENT PLAN

(As amended and restated effective January 1, 2009)

AMENDMENT, dated the 26th day of March, 2009, to the Phillips-Van Heusen Corporation Associates Investment Plan (the “Plan”).

W I T N E S S E T H:

WHEREAS, Phillips-Van Heusen Corporation (the “Company”) previously amended the Plan to provide for full vesting of accounts of participants whose employment is or was terminated as a result of certain reductions in force; and

WHEREAS, the Company desires to further amend the Plan to provide full vesting of accounts of participants whose employment is terminated as a result of a reduction in force with respect to the Company's Calvin Klein retail outlet stores; and

WHEREAS, Section 15.01 the Plan reserves to the Company the right to amend the Plan at any time;

NOW, THEREFORE, effective immediately, Section 1.108 of the Plan (defining “Vesting Percentage”) is hereby amended by adding the following paragraph at the end thereof:

“Notwithstanding anything contained herein to the contrary, the Vested Percentage of a Participant shall be one hundred (100) in the event that such Participant's employment with the Company and/or an Affiliated Corporation is involuntarily terminated as a result of (i) the discontinuance of production at the Los Angeles manufacturing facility operated by the Company's Neckwear Group with respect to products offered by the Neckwear Group's Superba Division, (ii) a reduction in force announced by the Company in January 2009, (iii) the closing of the Company's distribution facility in Breiningsville, Pennsylvania, or (iv) a reduction in force with respect to the Company's Calvin Klein retail outlet stores announced by the Company during February and/or March 2009.”

IN WITNESS WHEREOF, this Amendment has been executed by the undersigned officer of Phillips-Van Heusen Corporation as evidence of its adoption as of the date first above written.

PHILLIPS-VAN HEUSEN CORPORATION

By:   /s/ David F. Kozel

Name: David F. Kozel

Title:   Senior Vice President, Human Resources

ATTEST:

/s/ Mark D. Fischer